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M.A. Hanna Company
Ratio of Earnings to Fixed Charges


                                          Nine Months
                                            Ended
                                          September 30                     Year Ended December 31
                                      ---------------------------------------------------------------------------------
                                         1997        1996       1996        1995        1994         1993        1992
                                      ---------------------------------------------------------------------------------
Consolidated pretax income
from continuing operations              84,419      77,309     102,891      98,821      66,222      37,654      27,005

Adjustments
 Fixed charges - excluding
 capitalized interest:
  Consolidated interest
   expense                              16,507      15,582      20,033      26,278      28,549      32,258      32,509
  Interest portion of rental
   expense                               4,521       4,856       6,215       5,942       5,624       5,281       4,729

     Total fixed charges                21,028      20,438      26,248      32,220      34,173      37,539      37,238

Adjusted earnings                      105,447      97,747     129,139     131,041     100,395      75,193      64,243

Ratio of earnings to fixed charges        5.01        4.78        4.92        4.07        2.94        2.00        1.73